                                  EXHIBIT 11.01

PORTOLA PACKAGING, INC. AND SUBSIDIARIES
COMPUTATION OF NET LOSS PER SHARE (1)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                                   FEBRUARY 28,              FEBRUARY 28,
                                                 ------------------       ----------------
                                                  1997      1996           1997       1996
                                                 -------   -------        -------    ------

Weighted average common shares
  outstanding for the period                      11,798    11,797         11,806    11,585
                                                 -------   -------        -------    ------

Shares used in per share calculation              11,798    11,797         11,806    11,585
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Loss before extraordinary item                   ($4,309)    ($996)       ($5,235)    ($200)

Less the increase in the put value of warrants      (270)     (217)          (526)     (423)
                                                 -------   -------        -------    ------

Loss before extraordinary item                   ($4,579)  ($1,213)       ($5,761)    ($623)
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Extraordinary item                                                                   $1,265
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Net loss                                         ($4,309)    ($996)       ($5,235)  ($1,465)

Less the increase in the put value of warrants      (270)     (217)          (526)     (423)
                                                 -------    ------        -------    ------

Net loss                                         ($4,579)  ($1,213)       ($5,761)  ($1,888)
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Net loss per share
  before extraordinary item                       ($0.39)   ($0.10)        ($0.49)   ($0.05)
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Effect of extraordinary item per share                                               ($0.11)
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

Net loss per share                                ($0.39)   ($0.10)        ($0.49)   ($0.16)
                                                 -------   -------        -------    ------
                                                 -------   -------        -------    ------

(1) There is no difference between primary and fully diluted net loss per share for all periods presented.